Exhibit 99.1

United Refining Company Announces Note Exchange Offer

Warren, Pennsylvania — January 13, 2005 — United Refining Company today announced an offer to exchange up to $200 million in aggregate principal amount of its 10 1/2% Senior Notes due 2012, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered 10 1/2% Senior Notes due 2012. The unregistered notes were issued in a private placement in August 2004. The exchange offer will expire on Thursday, February 10, at 5 p.m. (ET). The exchange agent is:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street — Floor 7E

New York, NY 10286

Attention: Mr. Enrique Lopez

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 372 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

SOURCE: United Refining Company 01/13/2005

Company Contact: James E. Murphy, Chief Financial Officer of United Refining Company